Exhibit 99
                                                              PR NEWSWIRE

                     NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
                RESULTS OF ANNUAL MEETING AND FIRST QUARTER EARNINGS



Red Bank, N.J. February 9, 2006 - North European Oil Royalty Trust (NYSE-NRT) reported that at the Annual Meeting of Unit Owners held today, the currently serving Trustees John H. Van Kirk, Robert P. Adelman, Samuel M. Eisenstat, Willard B. Taylor and Rosalie J. Wolf were re-elected.

Earnings for the first three months of fiscal 2006 were also reported at the Annual Meeting, as indicated below with a comparison to earnings from the prior year's equivalent quarter:

                               Three Months Ended       Three Months Ended

                                     1/31/06                  1/31/05
                                     -------                  -------

German Royalties Received          $ 8,184,669              $ 5,154,811

Net Income                           7,944,609                4,835,114

Net Income Per Unit                   85 cents                 54 cents

Units Outstanding
     at End of Period                9,184,026                8,933,316


The Trust reported a net income of 86 cents per unit for the first quarter of fiscal 2006. With substantial increases in gas prices and moderate increases in the volume of gas sold under both the higher and lower royalty rate agreements, the slight fall-off in the average exchange rates (applied to the royalty transfers from Germany) has little impact. The resulting increase in royalty income yielded a significant increase in the distribution payable.

For the quarter just ended the average price of gas sold under the higher royalty rate agreement increased 57.2% from 1.3010 Eurocents/Kwh ("Ecents/Kwh") to 2.0456 Ecents/Kwh. For the same period, the average price of gas sold under the lower royalty rate area increased 49.9% from 1.4169 Ecents/Kwh to 2.1240 Ecents/Kwh. When converted into more familiar terms using the applicable exchange rates, the average gas prices for gas sold under both the higher and lower royalty rate agreements were $7.02/Mcf and $7.23/Mcf respectively. The corresponding prices for the first quarter of fiscal 2005 were $4.94/Mcf and $5.23/Mcf respectively. Gas sales under the higher royalty rate agreement covering western Oldenburg increased by 12.7% to 19.54 billion cubic feet ("Bcf") compared to the first quarter of fiscal 2005. In a corresponding comparison, overall gas sales covered by the lower
royalty rate agreement increased 8.3% to 47.87 Bcf.    Based on the transfer
of royalties during the quarter, the average value for the Euro declined by 9.2% from a dollar equivalent of 1.3213 for the first quarter of fiscal 2005 to 1.1996 for the quarter just ended.

The distribution of 85 cents per unit previously declared will be paid on February 22, 2006 to owners of record as of February 10, 2006.

For further information contact John H. Van Kirk, Managing Trustee or John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at neort@aol.com